Exhibit 99.77(d)


                              Form N-SAR, Item 77
                              for ING SERIES FUND
                               (the "Registrant")
                                  on behalf of

                  (each a "Fund" and collectively the "Funds")


ITEM 77D - Policies with Respect to Security Investments
On March 22, 2012, the Board of Directors of ING Series Fund, Inc. (the "Board") approved a proposal to reorganize ING Index Plus SmallCap Fund with and into ING Index Plus MidCap Fund ("Index Plus Mid Cap Fund") (the "Reorganization"). The Reorganization took place on or about July 21, 2012, and was not subject to shareholder approval. In addition, the Board also approved a proposal changing Index Plus MidCap Fund's name, investment objective, and principal investment strategies also effective July 21, 2012. Index Plus MidCap Fund's prospectus was revised as follows:


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                              Form N-SAR, Item 77
                              for ING SERIES FUND
                               (the "Registrant")
                                  on behalf of

                  (each a "Fund" and collectively the "Funds")


1.  Index Plus MidCap Fund's name was changed to "ING SMID Cap Equity Fund."

2.  The section entitled "Investment Objective" was revised as follows:

    INVESTMENT OBJECTIVE
    The Fund seeks capital growth.

3.  PRINCIPAL INVESTMENT STRATEGIES
    Under normal market conditions, the Fund invests at least 80% of its net assets (plus borrowings for investment purposes) in securities of small- and mid-capitalization companies. The Fund will provide shareholders with at least 60 days' prior notice of any change in this investment policy.

    The Sub-Adviser will generally consider small- to mid-capitalized companies to be companies that, at the time of purchase, have total market capitalizations within the range of market capitalizations of companies in the Russell 2500 Index. The market capitalization range is reset monthly and will change with market conditions as the range of the companies in the Index changes. As of December 31, 2011, the smallest company in the Russell 2500 Index had a market capitalization of $23 million and the largest company had a market capitalization of $9.7 billion.

    The Fund may invest in derivative instruments, including, but not limited to, put and call options. The Fund typically uses derivatives to seek to reduce exposure to other risks, such as currency risk; to substitute for taking a position in the underlying assets; or to seek to enhance returns in the Fund. The Fund may also invest, to a limited extent, in foreign stocks.

    The Fund may invest in other investment companies, including exchange-traded funds, to the extent permitted under the Investment Company Act of 1940, as amended, and the rules, regulations, and exemptive orders thereunder ("1940 Act").

    In managing the Fund, the Sub-Adviser invests in stocks that it believes have the potential for long-term growth, as well as those that appear to be trading below their perceived value. The Sub-Adviser uses fundamental research capabilities, as well as, internally developed quantitative computer models to evaluate financial and fundamental characteristics (for example, changes in earnings, return on equity, and price to equity multiples) of over 2,000 companies. The Sub-Adviser analyzes these characteristics in an attempt to identify companies whose perceived value is not reflected in the stock price and considers the potential of each company to create or take advantage of unique product opportunities, along with its potential to achieve long-term sustainable growth and the quality of its management.

                              Form N-SAR, Item 77
                              for ING SERIES FUND
                               (the "Registrant")
                                  on behalf of

                  (each a "Fund" and collectively the "Funds")


    The Sub-Adviser may sell securities for a variety of reasons, such as to secure gains, limit losses, or redeploy assets into opportunities believed to be more promising, among others.

    The Fund may lend portfolio securities on a short-term or long-term basis, up to 331/3% of its assets.